                                                                      EXHIBIT 12



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                                                               Three Months Ended
                                                                   ---------------------------------------------
                                                                        September 29,      September 30,
                                                                            2002                2001
                                                                   ---------------------------------------------
Net loss                                                                   $ (7,027)           $(17,424)

Add:
        Interest                                                             10,089              10,422
        Income tax benefit and other taxes on income                         (3,620)             (9,385)
        Fixed charges of unconsolidated subsidiaries                              -                   -
                                                                           --------            --------
                    Loss as defined                                        $   (558)           $(16,387)
                                                                           ========            ========

Interest                                                                   $ 10,089            $ 10,422
Fixed charges of unconsolidated subsidiaries                                      -                   -
                                                                           --------            --------
                    Fixed charges as defined                               $ 10,089            $ 10,422
                                                                           ========            ========
Ratio of earnings to fixed charges*                                               -                   -
                                                                           --------            --------


* Earnings were inadequate to cover fixed charges by $10,647 and $26,809 for the quarter ended September 29, 2002 and September 30, 2001, respectively.